EXHIBIT 4.3

                              CONSULTING AGREEMENT

     AGREEMENT, dated as of the 27th day of June, 2000, between Go2 Pharmacy.com, Inc., a Florida corporation having an address at 6950 Bryan Dairy Road, Largo, Florida 33777 ("Corporation"), and Joseph Zappala, having an address at 7227 Clint Moore Road, Boca Raton, Florida 33496 ("Consultant").

     1.  RECITALS.

         Corporation has entered into a Merger Agreement with Go2 Pharmacy.com, Inc., a Delaware corporation ("Go2 Delaware"), dated as of June 27, 2000, pursuant to which Go2 Delaware will be merged with and into Corporation upon the closing of Corporation's initial public offering (the "IPO"). Consultant has substantial experience in the managed healthcare industry and is the President and principal stockholder of Go2 Delaware. Corporation wishes to engage the services of Consultant and Consultant desires to furnish such services upon the terms and conditions set forth herein.

     2.  ENGAGEMENT OF CONSULTANT.

         Upon the terms and conditions of this Agreement, Corporation hereby appoints Consultant for the term of this Agreement, to furnish to the Corporation the services set forth in Section 4 hereof, and Consultant accepts such appointment.

     3.  TERM.

         The term of this Agreement shall commence concurrently with the closing of Corporation's IPO and shall terminate on the date five years thereafter ("Term"). In the event Consultant shall be paid all compensation due him pursuant to Section 5 below prior to the expiration of the Term, the Term shall automatically expire on the date of the final payment of such compensation to Consultant.

     4.  CONSULTING SERVICE.

         The consulting services to be rendered by Consultant during the term of this Agreement are as follows: (i) advice and assistance in connection with the transition of operations following Corporation's acquisition of the business operations of Go2 Delaware; (ii) advice and assistance with respect to the operations of Corporation's business; and (iii) general business advice regarding the healthcare industry and other matters as agreed upon between Consultant and Corporation. Consultant shall not be required to provide any minimum number of hours of services to Corporation and may perform any such services via telephone, telefax or such other method as may be agreed upon by Consultant and Corporation.

     5.  COMPENSATION.

         As full compensation for his services, Consultant shall be paid an aggregate of $250,000 (the "Consulting Fee"). At such time as Corporation shall generate a positive cash flow, as hereafter defined, Corporation shall use one-sixth of all of such positive cash flow to pay the Consulting Fee to Consultant, but only to the extent of such positive cash flow. Positive cash flow shall mean the net income of Corporation, less amortization, depreciation and other non-cash charges. The determination of such amounts shall be made based upon financial statements reviewed or audited by Corporation's independent public accountants for Corporation's fiscal quarter or year end. It is intended that Consultant be paid the Consulting Fee at such times and in

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such manner as Corporation redeems shares of its Series A Preferred Stock.

         Notwithstanding any earlier expiration of the Term of this Agreement, Consultant shall be paid the full Consulting Fee in such manner as described in this Section 5.

         In connection with its obligations hereunder, Corporation shall secure the agreement of the holder of Corporation's series A preferred stock to waive its right to receive one sixth of Corporation's positive cash flow.

     6.  INDEPENDENT CONTRACTOR.

         Consultant's relationship with Corporation is that of an independent contractor. Nothing set forth herein shall be deemed to constitute any relationship of employment, agency, partnership or joint venture, nor shall Consultant have authority to act in the name of Corporation or any subsidiary or affiliate thereof or to assume contractual obligations of any kind binding on Corporation or any subsidiary or affiliate thereof.

     7.   MISCELLANEOUS PROVISIONS.

          7.1 GOVERNING LAW. This Agreement shall be construed and enforced according to the laws of the State of Florida. Any dispute regarding the terms and conditions shall be adjudicated under the laws of the State of Florida. Consultant and Corporation hereby irrevocably consent to the jurisdiction of the Sixth Circuit Court for the State of Florida and/or the United States District Court for the Middle District of Florida in connection with any action or proceeding arising out of or relating to this Agreement.

          7.2 AMENDMENT AND MODIFICATION. This Agreement may only be amended by a written agreement executed by the parties hereto.

          7.3 NO ASSIGNMENT, SUCCESSORS AND ASSIGNS. This Agreement is an agreement for personal services and shall not be transferable or assignable by Consultant or Corporation without the express written consent of the other party. This Agreement shall inure to the benefit and be binding upon all parties and on their respective successors and permitted assigns.

          7.4 NOTICES. Any notice or other communication permitted or required to be given hereunder shall be in writing and shall be deemed to have been given upon mailing on the date postmarked thereupon, by first class registered mail, postage prepaid addressed to the parties at the addresses set forth on the first page of this Agreement.

          7.5 ENTIRE AGREEMENT. This Agreement sets forth the entire agreement between the parties with respect to its subject matter and supersedes all prior understandings and agreements with respect thereto.

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                IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                       GO2 PHARMACY.COM, INC.,
                                       a Florida corporation

                                       By:/s/ KOTHA S. SEKHARAM
                                          ---------------------
                                              Kotha S. Sekharam,
                                              President


                                       /s/ JOSEPH ZAPPALA
                                       -------------------------
                                           Joseph Zappala

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